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Coltec Industries Inc                                  Contact:  Kevin Ramundo
3 Coliseum Centre                                      Phone:    (704) 423-7024
2550 West Tyvola Road                                  Fax:      (704) 423-7127
Charlotte, North Carolina  28217
www.coltecindustries.com

FOR IMMEDIATE RELEASE

                    COLTEC LEARNS OF LAWSUIT BY ALLIEDSIGNAL;
                      COLTEC STATES SUIT IS WITHOUT MERIT

Charlotte, N.C., February 26, 1999 - Coltec Industries Inc (NYSE:COT) stated today that it intends to vigorously defend the lawsuit filed today against it and BFGoodrich by AlliedSignal in the United States District Court for the Northern District of Indiana. Coltec believes the lawsuit is without merit and that it will not prevent its pending merger transaction with BFGoodrich. Through the lawsuit, AlliedSignal seeks to enjoin the merger transaction between Coltec and BFGoodrich, alleging that the merger with BFGoodrich would violate a long-term contract between AlliedSignal and Coltec and would violate the U.S. antitrust laws.

Kevin J. Ramundo, Coltec's Vice President of Public Affairs and Investor Relations, stated, "We believe that AlliedSignal's lawsuit is completely baseless. This is another example of a company that has its own narrow self interest in mind and is trying to block a promising merger that is supported by customers and will be in the best interest of the company's stockholders and other of its constituencies."

Coltec's Chairman and CEO, John W. Guffey, Jr., stated, "Coltec is committed to see the transaction with BFGoodrich through to its conclusion, and the combination of Coltec and BFGoodrich is compelling not only for our shareholders but also for the customers of both our companies and other constituencies."

The pending merger between Coltec and BFGoodrich remains subject to the satisfaction of certain conditions including Coltec and BFGoodrich shareholder approval and clearance from the U.S. antitrust authorities. As previously disclosed, the U.S. antitrust authorities had requested additional information from Coltec and BFGoodrich as part of a second request for information. The companies have been working closely with the U.S. antitrust authorities and remain hopeful of a prompt and favorable resolution of any outstanding concerns of those authorities.

Coltec Industries is a leading producer of aerospace and industrial products and is headquartered in Charlotte, NC.

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